Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Silicon Motion Technology Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated April 29, 2015, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2014.

/s/ Deloitte & Touche

Taipei, Taiwan

The Republic of China

June 10, 2015